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EXHIBIT 10.4


                            EMPLOYMENT AGREEMENT


AGREEMENT made as of the __ day of July, 2001, by and between APO HEALTH, INC., a Nevada corporation (the "Company"), and Dr. Jan Stahl, residing in Baldwin, New York.

                                 WITNESSETH:

1. EMPLOYMENT: The Company hereby employs Dr. Jan Stahl ("Stahl") and he agrees to serve the Company for a period of three (3) years to commence on the 1st day of October, 2001.

2. DUTIES: During the period of employment hereunder, Stahl shall serve the Company in such positions as from time to time is determined by the Board of Directors. Stahl shall initially serve as Secretary of the Company and Chief Executive Officer, and shall perform such other services not inconsistent with his position as shall be designated by the Board of Directors of the Company, and use his best efforts to promote the interests of the Company.

3. RESTRICTIONS: Stahl shall devote his full working time to the Company and use his best efforts to promote the interest of the Company during the term of employment. Stahl further agrees that during the term of this agreement he will not engage directly or indirectly in any business other than his employment with the Company.

4. COMPENSATION: As compensation for the services to be rendered hereunder, the Company shall pay to Stahl:

(a) a salary at the rate of Two Hundred Fifty ($250,000.00) Thousand Dollars per annum, payable in semi-monthly installments or as the parties may agree, and

(b) such additional sums as may be awarded annually as bonus compensation. Such bonuses may result from the following: (1) Incentive Bonus based upon one and one-half (1-1/2%) per cent of all revenues in excess of Twenty-Five Million ($25,000,00) Dollars of gross revenues generated by the Company in each fiscal year; such bonus, if awarded, will not be treated as salary increment for salary base purposes and will be reevaluated annually; (2) Special Bonus, in addition to any incentive bonus for prompt recognition of unusual and outstanding performance, where warranted and approved; and (3) General Employee annual bonus, when approved, in addition to any incentive or special bonus awarded.

5. EXPENSES: The Company will reimburse on presentation of expense accounts, all authorized out of town expenses incurred by Stahl in the rendering of services hereunder on behalf of the Company.

6. LIFE INSURANCE: The Company may in its discretion, at any time after the execution of this agreement, apply for and procure as owner for its own benefit, insurance on the life of Stahl, in such amounts and in such form or forms as the Company may choose. At the request of the Company, Stahl shall submit to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Company may apply for such insurance. If such insurance is obtained by the Company and if, pursuant to the provisions hereof, Stahl during his lifetime ceases to be an employee of the Company pursuant to this agreement, Stahl shall have the right, consistent with the terms of the insurance policy, to purchase from the Company the policy of insurance on his life held by the Company hereunder, at a price equal to the cash surrender value plus the unearned premiums, determined at the date of such cessation. Such right of purchase shall be exercised by notice given to the Company within ten (10) days after such cessation, and payment of the purchase price shall be made in cash within such period of time. Upon receipt of the purchase price, the Company will deliver the policy of insurance and will execute all necessary instruments of transfer. Irrespective of whether or not Stahl exercises his right to purchase such insurance policy, the Company shall have no further obligation to maintain in effect such policy of insurance after Stahl's termination of employment with the Company.

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7. TERMINATION: Stahl's employment shall terminate upon the occurrence of any of the following events prior to the scheduled termination of this agreement set forth in paragraph "1" hereof:

(a) Stahl's death.

(b) Stahl's total incapacity or total disability which shall continue for a continuous period of at least twelve (12) months. Verification of total incapacity or total disability resulting in termination under this clause 7(b), shall be by a medical doctor designated by the Board of Directors, at the expense of the Company, and verification may be repeated at one month intervals during the entire period of incapacity or disability. In the event the doctor engaged to verify the disability or incapacity fails to confirm the validity of the incapacity or disability, the issue shall be settled by arbitration as provided in paragraph 16. If Stahl's incapacity or disability in insured against by a Company insurance policy, all definitions and requirements of such policy shall govern in the determination of incapacity or disability.

(c) Termination by the Board of Directors for good and sufficient cause. In the event of termination for cause, Stahl shall receive a written notice from the Board of Directors of the Company.

Upon termination of employment in accordance with this paragraph, the Company shall be under no further obligation to Stahl under this agreement, except as otherwise stated in this agreement.

8. TERMINATION CAUSED BY STAHL'S DEATH: In the event this agreement is terminated pursuant to paragraph 7(a) hereof, the Company agrees to pay to the beneficiary named in any policy or policies of insurance maintained on Stahl's life, or to his estate if no such beneficiary is designated. In addition, the Company shall pay to Stahl's estate any accrued but unpaid salary, vacation pay and accrued incentive bonuses.

9. TERMINATION CAUSED BY STAHL'S DISABILITY: In the event this agreement is terminated pursuant to paragraph 7(b) hereof Stahl shall be entitled to receive his salary from the Company to the date of termination. It is the intention of the parties to this agreement that the Company will undertake, at its expense, if possible and economically feasible, to obtain disability insurance for the protection of Stahl, during the course of his employment with the Company, which insurance shall provide monthly benefits in the amount of at least $3,500.00 for the purpose of protecting Stahl in the event of his disability. Said sum, upon payment to Stahl, shall be received by him in full payment of any and all obligations of the Company to pay salary to Stahl except that Stahl shall never-the-less be entitled to receive any accrued but unpaid salary, incentive bonuses and/or unpaid salary accruals.

10. TERMINATION FOR CAUSE: In the event this agreement is terminated pursuant to the provisions of Paragraph 7(c) hereof, then in such event, Stahl shall be paid all salary, sick pay or vacation pay and accruals to which he is entitled to the date of termination.

11. DEFINITION OF BOOK VALUE: Whenever in this agreement the term "book value" is used, it shall mean the book value of the stock of the Company, as of the end of the calendar month preceding termination, as determined by the certified public accountants then servicing the Company, and such determination, when made and delivered to the Company and Stahl or his representative, shall be binding upon all parties bound by the terms of this agreement. Such determination, which may be based on the last certified audit and carried forward unaudited, shall be made in accordance with generally accepted accounting practices and the following shall be observed:

(a) Goodwill shall be included and shall equal an amount equal to 33-1/3% of the retained earnings, if any, but goodwill shall not exceed $3,000,000.00.

(b) All outstanding Preferred Stock shall be treated as if converted pursuant to the provisions of the Certificate of Incorporation.

Said determination shall be made within ten (10) days after termination of Stahl's employment.

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12. RESTRICTIVE COVENANT:

(a) Should Stahl cease to be employed by the Company by reason of any breach on the part of Stahl, or pursuant to Paragraph 7(c) of this agreement, Stahl will not, without the prior written consent of the Company, signed by the Chairman of the Board of Directors of the Company, at any time during the one year period after the date such employment shall cease, directly or indirectly, in association with or as a stockholder, director, officer, consultant, employee, member or otherwise of or through any corporation, partnership, association or other entity, engage in any enterprise or business which renders services which are competitive with the business of the Company as at such date, in the geographical area where the business of the Company is now or then conducted.

(b) In consideration of this agreement, Stahl hereby covenants and agrees with the Company that during the course of this agreement and for a period of twelve (12) months subsequent to its termination, he will not solicit, directly or indirectly, an account which is a client of the Company at any time within one (1) year prior to the date of such termination. Stahl further agrees that he will preserve as confidential, all proprietary information pertaining to the business of the Company that may be obtained by him from any sources of any sort during the term of this agreement or at any time prior to the date hereof and to the extent that such proprietary information does not become public knowledge, other than by violation of this agreement, and that he will not, without written authorization from the Company, disclose to others during the course of this agreement, or thereafter, any of such proprietary information obtained by him. Stahl agrees to turn over to the Company any and all written data pertaining to the foregoing in the event of termination of employment.

13. REMEDY FOR BREACH: Both parties recognize that the services to be rendered under this agreement by Stahl are special, unique and of an extraordinary character and that in the event of the breach by Stahl of any terms and conditions of Paragraph 13, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction either in law, or in equity, to obtain damages for such breach or to enjoin Stahl from violating the terms and conditions, but nothing herein contained shall be construed to prevent such remedy in the courts, in case of any breach of the terms and conditions of paragraph 11, as the Company may elect to invoke.

14. INVESTMENT BY STAHL IN OTHER ENTERPRISES: Notwithstanding any provision contained herein to the contrary, it is understood that Stahl shall have the right and privilege, at any time, to invest in any non-competitive or a competitive enterprise or business whose capital stock has been listed on a national securities exchange or traded in the over-the-counter market, provided the total direct and indirect investment of Stahl, his spouse and dependents, represents not more than two per cent (2%) of the total capital stock of such competitive enterprise.

15. FRINGE BENEFITS: It is understood and agreed that in addition to the compensation to be paid to Stahl pursuant to Paragraph 4 hereof, the Company shall afford to Stahl fringe benefits during the life of this agreement at least equivalent to the benefits received by him from the Company during the fiscal year 2000/2001.

16. ASSIGNMENT: This agreement shall inure to the benefit of and be binding upon the Company, it successors, assigns and the estate of Stahl.

17. ARBITRATION: Any controversy or claim arising out of or relating to this agreement or the breach thereof (except Paragraph 10 relating to termination for good and sufficient cause, Paragraphs 12 and 13, relating to the Restrictive Covenant and remedy for its breach), shall be settled by arbitration in accordance with the Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s), may be entered in any Court having jurisdiction thereof. All arbitration shall be held in Nassau County, New York, and it is understood and agreed that no award shall be made by the Arbitrator(s) which is inconsistent with the terms and conditions of this agreement.

18. CONSTRUCTION: This agreement shall be construed in accordance with the laws of the State of New York.

19. MODIFICATION: This agreement contains the entire agreement among the parties, encompasses any and all prior agreements and cancels any prior agreement between the parties, and shall not be amended, altered or modified, except by an instrument in writing agreed to and executed by the parties.

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20. RENEWAL: Provided that this agreement is in full force and effect at the end of its then current term, it shall be automatically renewed for successive periods of one year each, unless either party gives written notice to the other of his or its election to terminate the agreement at the end of the then current term. Such notice must be given in writing and shall be given no more than three nor less than one month prior to the expiration of the then current term.

21. STOCK BONUS: The Company recognizes that Stahl was singularly instrumental in its merger with InternetFinancialCorp.com., Inc. In recognition of his efforts with regard thereto, the Company grants to Stahl an option to purchase 250,000 shares of the Company's capital stock at an option price of $0.25/share. The option may not be exercised prior to September 24, 2001.

22. BOARD APPROVAL: The terms of this employment agreement and the stock option bonus set forth hereinbefore are subject to ratification by the Company's Board of Directors.

IN WITNESS WHEREOF, this agreement has been duly executed the day and year first above written.

APO HEALTH, INC.


By:   /s/
   -----------------------------
   H. Peter Steil, President


By:   /s/
   -----------------------------
   Dr. Jan Stahl, CEO, Secretary